EXHIBIT 10(iii)
Amended February 14, 2005
JEFFERSON-PILOT CORPORATION
LONG TERM STOCK INCENTIVE PLAN
      This Long Term Stock Incentive Plan (the “Plan”) of Jefferson-Pilot Corporation (the “Corporation”) reflects amendments effective February 8 and May 3, 1999 to the Corporation’s Long Term Stock Incentive Plan as amended and restated in 1995 (the “Original Plan”).
1.  Purpose of the Plan.
      The purpose of the Plan is to provide further incentive to, and to encourage stock ownership by, the officers, employees and agents of the Corporation and its subsidiaries (the “Company”). The Plan is intended to benefit the Company and its shareholders by attracting, retaining and motivating highly qualified employees and agents and by providing increased incentive to such employees and agents while also helping to align their interests more closely with those of shareholders.
2.  Administration.
      The Plan shall be administered by the Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) exclusive of any member who is not an outside Director (within the meaning of Section 162(m) of the Internal Revenue Code) or a non-employee Director within the meaning of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934 (the “1934 Act”). The Committee shall have exclusive authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and its administration and to make any other determination which it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final and binding upon all persons having an interest in the Plan.
      Subject to the terms and conditions of the Plan, the Committee shall have the exclusive authority to identify the individuals eligible to receive awards under the Plan and to make awards of stock options, stock appreciation rights and stock grants which may include Long Term Incentive Program (“LTIP”) awards. Consistent with the provisions of the Plan, the Committee shall establish the terms, conditions and duration of each award made under the Plan.
3.  Eligibility.
      Awards under the Plan may be made only to employees of the Company or to insurance agents who represent one or more of the Company’s life insurance subsidiaries. The Committee may designate one or more classes of participants under the Plan. “Employee” includes full-time life insurance agents who are employees for Social Security tax purposes.
      The aggregate number of shares covered by options awarded to an individual during any calendar year shall not exceed 500,000, subject to adjustment pursuant to Section 12, and the total LTIP payout to an individual during any calendar year shall not exceed $800,000.
      No option, stock appreciation right or stock grant may be granted to any person who, immediately after the time of the award, owns 10 percent or more of the common stock of the Corporation or one of its subsidiaries. For this purpose, all outstanding options and stock appreciation rights awarded to an individual shall be considered stock owned by the individual.
4.  Stock Subject to the Plan.
      There shall be reserved for purposes of the Plan, subject to adjustment pursuant to Section 12, four million shares of the common stock of the Corporation (“common stock”) plus such number of shares of common stock as remain reserved as of May 3, 1999 under the Original Plan. Any shares subject to an option or other award under the Plan which for any reason expires or is terminated unexercised or unvested as to such shares, any previously acquired common stock that is tendered as payment for an option being exercised and any shares withhold for taxes shall be available for further use under the Plan, to the extent not restricted by Rule 16b-3.
      Restricted and unrestricted stock grants shall be limited to 10% of the total shares reserved for the Plan, subject to adjustment pursuant to Section 12.
5.  Option Price.
      The exercise price of all options and stock appreciation rights awarded pursuant to the Plan shall be set by the Committee and shall not be less than the Fair Market Value of the common stock on the date the award is made. “Fair Market Value” of the common stock on any date shall be the closing price on that date (or if the Committee so determines as to ISO’s, the mean between the high and low trading prices) based upon its consolidated trading as generally reported. For any date on which the stock is not traded, Fair Market Value shall be such price on the next preceding trading day.
6.  Types of Options.
      All stock options shall represent the right to purchase common stock and shall be non-qualified stock options unless the Committee has specified, at the time of grant, that options are Incentive Stock Options (“ISO’s”) under Section 422 of the Internal Revenue Code. The grant, exercise or lapse of an ISO (or non-qualified stock option) shall not increase, decrease or otherwise affect the terms or conditions attached to the grant, exercise or lapse of a non-qualified stock option (or ISO). The aggregate Fair Market Value (determined at the time the option is granted) of the stock with respect to which ISO’s first become exercisable by an employee during any calendar year shall not exceed $100,000. If the Company establishes any other ISO plan, the $100,000 limit shall apply to ISO’s first exercisable in any calendar year under all of the Company’s plans.
7.  Limitations on Exercise.
      Each option or stock appreciation right shall be exercisable for such period as the Committee shall determine, including a period after termination of employment or an agent’s contract, but for not more than ten years after the date of grant thereof.
8.  Exercise of Option.
      The option price for the shares purchased on any exercise date shall be paid in full in cash or by the surrender of shares of common stock of the Corporation valued at Fair Market Value on the exercise date, or by any combination of cash and such shares. Payment shall be made no later than the normal settlement date for ordinary brokerage trades on the exercise date, or such earlier date as the Committee may specify.
9.  Stock Purchase Savings Account
      The Committee may require that any, certain classes or all individuals receiving specified options establish and maintain a Stock Purchase Savings Account. The purpose of such account would be to accumulate by payroll deduction on the exercise date of the option an amount sufficient to fully pay for the number of option shares, including an allowance for interest on the account at a rate and under conditions determined by the Committee.
10.  Stock Appreciation Rights.
      The Committee may grant stock appreciation rights to eligible individuals, either separately or in tandem with stock options. The Committee shall determine the time and conditions of exercisability and whether the stock appreciation shall be payable in common stock, cash or a combination of both. The grant, exercise or lapse of a stock appreciation right shall not increase, decrease or otherwise affect the terms or conditions attached to the grant, exercise or lapse of an ISO.

11.  Stock Grants and LTIP.
      The Committee may make stock grants to selected officers and other employees and agents of the Corporation and its subsidiaries to enable such persons to acquire stock on such terms and conditions as the Committee determines are in the best interests of the Company. Stock grants may be either Restricted Stock which vests over time or subject to other conditions, or restricted or unrestricted stock paid out upon the achievement of performance goals established by the Committee. Discretionary, unrestricted stock grants are not permitted.
      The Committee may make LTIP awards payable in whole or part in common stock. Until LTIP is revised by the Committee, LTIP payouts shall be based on cumulative growth in the Company’s operating earnings per share (EPS). Participants selected by the Committee shall be eligible for a payment each year, contingent upon the Corporation’s achieving levels, specified by the Committee, of compound growth rate in cumulative operating earnings per share (“CGR”) during the prior three years and continued service to the end of the three year period. Payouts shall be expressed as a percentage (which may vary according to the participant and the level of CGR achieved, as specified by the Committee) of each participant’s salary during the last year of the three year measurement period. The target amount shall be paid if the targeted CGR is achieved. The threshold amount shall be paid if 50% of the targeted CGR is achieved; below 50% no payout shall be made. The maximum amount shall be paid if 150% or more of the targeted CGR is achieved. Payouts, if any, shall be made in a 50/50 ratio of cash and common stock valued at the fair market value on the payment date.
12.  Dilution and other Adjustments.
      In the event of any change in the outstanding shares of the common stock by reason of any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of all or substantially all of the assets of the Corporation, or other relevant corporate change, such equitable adjustments shall be made in the Plan, in the number of shares reserved for the Plan and in the awards hereunder including the exercise price and number of shares under outstanding options, as the Committee determines are necessary or appropriate. Adjustments for stock splits and stock dividends shall be automatic.
13.  Change in Control.
      In the event of a Change in Control, options and stock appreciation rights may become immediately exercisable and may remain exercisable for such periods not exceeding the original terms thereof, restricted stock awards may immediately vest, and long term incentive awards providing for restricted or unrestricted stock payouts may be immediately settled, and any options or other awards may be settled in cash, all as the Committee shall determine either at or after the time of granting the options or making the respective other awards. “Change in Control” may be defined by the Committee in its sole discretion.
14.  Miscellaneous Provisions.
      (a) Rights as Shareholder. An optionee shall have no rights as a holder of common stock with respect to options or stock appreciation rights awarded hereunder, unless and until certificates for shares of such stock are issued.
      (b) Non-Transferability. Options and stock appreciation rights shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee’s lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee. However, the Committee may specify as to one or more optionees, that limited transfers shall be permitted because of special circumstances.
      (c) Agreements. All options and stock appreciation rights awarded under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall specify.
      (d) Government Regulations. The Plan and the awarding and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 16 hereof, make such changes in the Plan (except such changes which by law must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.
      (e) Costs, Expenses and Taxes. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any optionee. Income and other taxes assessed on the spread when an option or stock appreciation right is exercised and on stock grants shall be the responsibility of the individual. Any tax withholding required by law may be paid through the Corporation’s withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with Section 16.
      (f) No Right to Continue as an Employee or Agent. Neither the Plan, nor the granting of an option, stock appreciation right or stock grant or any other action taken pursuant to the Plan, shall confer upon an individual any right to remain an employee or agent or restrict the Company’s right to take any personnel or other action with respect to such individual.
      (g) Notice. Any notice required or permitted to be given to the Company under the Plan, including notice of exercise of any awards, shall be in writing to the Secretary of the Corporation and shall be effective upon receipt.
15.  Amendment and Termination of the Plan.
      (a) Amendment of the Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time, provided however that without approval of the Corporation’s shareholders, no revision or amendment shall increase the number of shares reserved for the Plan (except as provided in Section 12), reduce the minimum exercise price specified in Section 5, extend the duration of the Plan, change the designation of the class of employees eligible to receive options or other awards (except as permitted by Rule 16b-3), or materially increase the benefits accruing to participants under the Plan. Further, no amendment or termination of the Plan may alter or impair any rights or obligations of any award previously made without the consent of the awardee.
      (b) Termination. The Plan (but not any awards theretofore made) shall in any event terminate on, and no awards shall be made after, May 3, 2009.
16.  Compliance with SEC Regulations.
      It is the Corporation’s intent that the Plan comply in all respects with Rule 16b-3 and any related regulations and interpretations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be limited in application to persons not affected by Rule 16b-3 if Rule 16b-3 so permits, and otherwise shall be deemed null and void.
17.  Section 162(m).
      It is intended that the Plan comply fully with and meet all the requirements of section 162(m) of the Code so that options, stock appreciation rights, and LTIP awards granted hereunder and, if determined by the Committee, restricted stock awards shall constitute “performance-based” compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with section 162(m) as so intended such provision shall be construed or deemed amended to conform to the requirements or provisions of section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a holder of any option or other award previously granted hereunder.
18.  Governing Law.
      The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

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